EXHIBIT 10.2

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
COVERING SECURITIES THAT HAVE BEEN REGISTERED
UNDER THE SECURITIES ACT OF 1933, AS AMENDED

Pro-Rata Restricted Performance Share Unit Award

Fiscal 2011 — Overview

July 16, 2010

THIS OVERVIEW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MEMORANDUM TO PARTICIPANTS IN THE POLO RALPH LAUREN CORPORATION 1997 LONG-TERM STOCK INCENTIVE PLAN AND TO THE PLAN ITSELF. COPIES OF THE MEMORANDUM AND THE PLAN ARE AVAILABLE FROM YOUR HUMAN RESOURCES DEPARTMENT.

OVERVIEW

The Polo Ralph Lauren Corporation (the “Company”) 1997 Long-Term Stock Incentive Plan (the “Plan”) authorizes the Compensation & Organizational Development Committee of the Board of Directors (the “Compensation Committee”) to grant equity awards to officers and other employees of the Company and its Subsidiaries and Affiliates.

As determined by the Compensation Committee, the Company may grant one or more types of Restricted Performance Share Unit awards (RPSUs). This Overview describes one type of RPSU that has three-year, pro-rata vesting (“Pro-Rata RPSU”).

A Pro-Rata RPSU award provides the participant with the opportunity to receive shares of the Company’s Class A Common Stock (traded on the New York Stock Exchange under the symbol RL) at a later date based on achievement of performance goals and continued service.

AWARD OBJECTIVES

Objectives of RPSUs are to:

1. Motivate achievement of performance goals by linking equity-based compensation to Company results

2. Attract and retain individuals of superior talent

3. Enable individuals to participate in the long-term growth and financial success of the Company

PLAN ADMINISTRATION

The Company’s Human Resources Department administers the program and Merrill Lynch is the recordkeeper. Participants must have an open brokerage account at Merrill Lynch in order to facilitate distribution of shares of the Company’s Class A Common Stock upon the vesting of Pro-Rata RPSUs. To open a brokerage account, or for questions regarding your account and account transactions, please contact Merrill Lynch at (609) 818-8908 or (877) 765-POLO (7656).

The Company’s Board of Directors reserves the right to amend, modify or terminate the Plan at any time. No such amendment to the Plan would adversely affect any Pro-Rata RPSU awards then outstanding.

Nothing contained herein may be construed as creating a promise of future benefits or a binding contract with the Company. Further, an individual’s employment continues to be at will.

For questions regarding the Plan and its provisions, please contact Human Resources.

ELIGIBILITY FOR GRANT

Equity awards, including Pro-Rata RPSU awards, may be granted annually to designated, key executives who have a significant impact on the strategic direction and business results of the Company, and who are actively employed on April 1 of the year when the grant is made.

Guidelines have been established for the number and type of equity awards that eligible participants may receive. The guidelines reflect a position’s scope, accountability and impact on the organization, and may also reflect changes in the value of the Company’s Class A Common Stock.

Please note that the guidelines do not constitute a guarantee that any specific individual will receive an equity award in any given year, or guarantee the type or the size of any grant, if a grant is made.

An eligible employee who receives a Below Expectations (B) or Unsatisfactory (U) rating on his or her annual performance appraisal is not eligible for an equity award in the fiscal year following that performance appraisal period.

VALUE OF RESTRICTED PERFORMANCE SHARE UNITS

If Threshold or better performance against the fiscal year goal is achieved, Pro-Rata RPSUs can provide participants with ownership of the Company’s Class A Common Stock and offer the opportunity to recognize value in the following ways:

•	Receive shares of the Company’s Class A Common Stock without paying any exercise price

•	Any increases in the Company’s Class A Common Stock price above the price on the grant date increases the value of the award

The example on the following page illustrates the opportunity for gains in the Company’s Class A Common Stock price at different share prices.

EXAMPLE: POTENTIAL VALUE
Award of 300 Pro-Rata RPSUs

		Grant Price	If Stock Price Reaches:
	# of Shares	$75	$85	$90	$95	$100

Value (assumes shares vest)	300	$22,500	$25,500	$27,000	$28,500	$30,000

Note:	Value is before tax and a portion of the shares would be withheld in satisfaction of withholding taxes
Example is hypothetical and is not a forecast of growth in the Company’s Class A Common Stock price

GRANT AMOUNT AND AWARD VESTING

The number of units in a Pro-Rata RPSU award is set as of the grant date. The award will vest in equal, annual installments (tranches) over a three-year period. One third of the Pro-Rata RPSUs granted in fiscal 2011 will vest each year after the end of fiscal 2011, fiscal 2012 and fiscal 2013, subject to achievement of the applicable Company performance goal in the first year and the participant having continuous service through each vesting date (see examples on page 6).

PERFORMANCE MEASURES FOR RPSU VESTING

The Company’s performance measure(s) are established by the Compensation Committee at the time of the grant from a list of performance criteria set forth in the Plan. Such measure(s) may include, for example, one or more of the following:

•	Net Earnings or Net Income (before or after taxes)

•	Basic or Diluted Earnings Per Share

•	Net Operating Profit

•	Net Revenue or Net Revenue Growth

•	Gross Profit or Gross Profit Growth

•	Return on Assets

•	Other measures of economic value added or other “value creation” metrics

Once a Pro-Rata RPSU award is granted, the performance measure(s), vesting and payout schedule will not be modified during the term for that particular award. The Compensation Committee may only change the performance measure(s) and associated goals, and the vesting and payout schedule for any future Pro-Rata RPSU awards not yet granted. In calculating performance against the goal for any fiscal year, the Company’s results may be adjusted to exclude effects of certain events and transactions as specified by the Compensation Committee at the time of grant.

Fiscal 2011 Grant Performance Measure and Performance Level for Vesting

The performance measure for fiscal 2011 Pro-Rata RPSU awards is Corporate Net Income Before Tax (NIBT). This performance measure is also used for bonus awards under the Executive Incentive Plan (EIP).

The performance level that must be achieved for Pro-Rata RPSU vesting is NIBT at Threshold (80% of Target) or better and is communicated in your on-line Total Rewards Statement.

FISCAL 2011 VESTING SCHEDULE

All three tranches of the fiscal 2011 Pro-Rata RPSUs are deemed earned and available for vesting based on achievement of the fiscal 2011 performance goal as follows:

•	One-third would vest and be paid out after the end of fiscal 2011 based on achievement of the fiscal 2011 Company performance goal and on the participant’s continuous service with the Company from the grant date to the vesting date

•	One-third would vest and be paid out after the end of fiscal 2012 (participant must have continuous service with the Company from the grant date to the vesting date)

•	One-third would vest and be paid out after the end of fiscal 2013 (participant must have continuous service with the Company from the grant date to the vesting date)

All three tranches of the fiscal 2011 Pro-Rata RPSU award will be forfeited if the fiscal 2011 performance goal (Corporate NIBT at Threshold or better) is not achieved.

Vesting of the Pro-Rata RPSUs and the distribution of the Company’s Class A Common Stock will occur as soon as administratively practical following certification of achievement of the Company’s performance goals by the Compensation Committee. The vesting date typically occurs in June of each year, but may be earlier or later. Once the Pro-Rata RPSUs are vested and distributed as Company Class A Common Stock, the participant owns the shares and as a shareholder, will have voting rights and will receive dividends on such shares. Prior to the vesting date, dividends are not earned on Pro-Rata RPSUs and the participant does not have voting rights.

VESTING EXAMPLES

The examples on the following page illustrate how a Pro-Rata RPSU award granted in fiscal 2011 would vest, in equal installments, over three fiscal years. Vesting is subject to achievement of FY11 performance goal (Corporate NIBT at Threshold or better) and the participant’s continuous service with the Company from the grant date to each vesting date.

EXAMPLE 1: 300 FY11 Pro-Rata RPSUs (Granted July 2010)

			# Pro-Rata RPSUs
			Vested and
			Distributed if
	# Pro-Rata RPSUs	Performance	Vesting	Vesting
Performance Period	Eligible to Vest	Level(1)	Criteria Met(2)	Date(3)

FY11	100	Threshold	100	June 2011
FY12	100	N/A	100	June 2012
FY13	100	N/A	100	June 2013
Total	300		300

(1)	Threshold refers to attaining at least 80% of the fiscal 2011 Corporate NIBT goal. If Threshold or better performance is not achieved in the first year, all three tranches will be forfeited

(2)	Vesting criteria includes a minimum of Threshold performance and the participant’s continuous service with the Company from grant date

(3)	The vesting date typically occurs in June of each year, but may be earlier or later

Additionally, depending on any previous grants received, more than one Pro-Rata RPSU award may be eligible to vest each year, as shown below:

EXAMPLE 2: MULTIPLE PRIOR GRANTS WITH SHARES ELIGIBLE TO VEST

	# of Pro-Rata	1/3 of Pro-Rata RPSUs Eligible to Vest(1)
Year Granted	RPSUs Granted	June 2011	June 2012	June 2013

FY11 (July 2010)	300	100	100	100
FY10 (July 2009)	270	90	90
FY09 (July 2008)	300	100	—
Total Pro-Rata RPSUs	870	290	190	100

(1)	Assumes that goal measures, performance and service with the Company, applicable to each tranche of each grant are met. The vesting date typically occurs in June of each year, but may be earlier or later.

In the U.S. and in many other jurisdictions, vesting of RPSUs and delivery of shares of the Company’s Class A Common Stock is a taxable event. When shares are distributed, a portion of the shares is withheld to satisfy withholding requirements, and the net shares are delivered to participants in their Merrill Lynch account.

Shares received from the vesting of a Pro-Rata RPSU award may be sold subject to the Company’s trading restrictions as set forth in the Company’s Securities Trading policy beginning on page 8. In certain circumstances, certain Executive Officers may sell shares pursuant to Rule 144 or another applicable exemption under the U.S. Securities Act of 1933, as amended.

In the U.S. and in many other jurisdictions, sale of such shares after vesting has tax implications. Contact your financial advisor for important information about how a subsequent sale of shares impacts you.

Once Pro-Rata RPSUs have vested and you receive shares of the Company’s Class A Common Stock from the vesting of a particular Pro-Rata RPSU award, you retain all rights to those shares, regardless of employment status with the Company.

IF YOU LEAVE THE COMPANY

This chart explains what happens to RPSUs if you leave Polo Ralph Lauren.

Event	Status of Awards

Retirement at (Age 65)(1) Early Retirement (Age 55 through age 64 with 7 or more years of service(1)) Disability Death
•   In the fiscal year of retirement, disability or death, a pro-rated(2) number of the Pro-Rata RPSUs scheduled to vest that fiscal year will be determined and will be eligible to vest at their normal vesting date. Vesting is contingent upon achievement of the performance goal established for the performance period. Any pro-rated RPSUs that do not meet the vesting requirements will be forfeited.

• All remaining Pro-Rata RPSUs (for that fiscal year and any other fiscal years remaining) are forfeited
Voluntary Resignation	• All unvested Pro-Rata RPSUs are forfeited

Involuntary Termination (without cause)	• All unvested Pro-Rata RPSUs are forfeited

Dismissal for Cause (as defined by the Company and if applicable, the participant’s employment agreement)	• All vested Pro-Rata RPSUs not yet distributed into shares of the Company’s Class A Common Stock are forfeited • All unvested Pro-Rata RPSUs are forfeited

(1)	Pro-rated RPSUs vest only if retirement date is on or after the last day of the first quarter of the fiscal year

(2)	The pro-rated portion is determined by taking the number of months worked in the fiscal year, dividing by 12 then multipying by the number of Pro-Rata RPSUs scheduled to vest for that fiscal year

SECURITIES TRADING POLICY

INSIDER TRADING

As provided in the Polo Ralph Lauren (the “Company”) Employee Handbook, employees are prohibited by law from buying or selling securities if an employee has or is aware of any material, non-public information about the Company and its subsidiaries. This is commonly referred to as “insider information.” Material, non-public information is any information that has not been disclosed to the public that could affect the price of Company Common Stock — either positively or negatively — or affect a person’s decision to buy, hold or sell stock.

Examples of what might be considered “insider information” include, but are not limited to, the following:

•	Earnings or other financial information

•	Changes in dividend policy

•	Stock splits

•	Mergers and acquisitions

•	Major new contracts or product-line introductions

•	Litigation involving substantial amounts of money

•	Changes in management

These insider-trading rules are applicable to employees of Polo Ralph Lauren and its Subsidiaries and Affilitates, worldwide.

COMPANY BLACKOUT PERIODS

To avoid even the appearance of “insider trading,” our Company’s Securities Trading policy prohibits members of the Board of Directors, all employees and their “Related Parties” (as such term is defined in the

Company’s Securities Trading Policy) from making trades involving stock of the Company during certain “blackout periods.” This prohibition covers all transactions in the Company’s securities, including buying or selling shares, including shares of Class A Common Stock received upon the vesting of Pro-Rata RPSUs. These blackout periods generally begin two weeks before the end of each of our fiscal quarters and continue through one trading day after the Company issues its earnings release for the fiscal quarter or year just ended. If the earnings release is issued before the opening of the market on a trading day, trading may begin the next day. The blackout periods are announced at the start of each year. The Company may prohibit trading of the Company’s stock at any time it deems such trading to be inappropriate, even outside the regular blackout periods. Individuals who receive a specific notification prohibiting them from trading the Company’s stock should note that such notification takes precedence over pre-announced blackout periods. In addition, members of the Board of Directors, Officers (any employee who is a Vice President or above), and all employees in the Finance, Legal and Human Resources departments must clear all trades with the Corporate Counsel, whether they occur within a blackout period or not.

ADDITIONAL PROHIBITED TRANSACTIONS

Because we believe it is inappropriate for any Company personnel to engage in short-term or speculative transactions involving the Company’s Common Stock, it is Company policy that employees do not engage in any of the following activities with respect to the securities of the Company:

•	“In and out” trading in securities of the Company. Any Company stock purchased in the market must be held for a minimum of six months and ideally longer. Note that the Securities and Exchange Commission (SEC) has a “short-swing profit recapture” rule that effectively prohibits Executive Officers and members of the Board of Directors from selling any Company stock within six months of a purchase. The Company has extended this prohibition to all employees. The receipt of shares pursuant to the vesting of Pro-Rata RPSU awards is not considered a purchase under the SEC’s rule.

•	Short sales (i.e., selling stock one does not own and then borrowing the shares to make delivery)

•	Buying or selling “puts” or “calls” (i.e., making commitments to buy or sell securities at a specified price for a fixed period of time)

CLEARANCE OF ALL TRADES BY DIRECTORS, OFFICERS AND OTHER KEY PERSONNEL

All transactions in Company stock (purchases, sales, transfers, etc.) by members of the Board of
Directors, Officers (any employee who is a Vice President or above), and personnel in the Finance,
Legal and Human Resources departments must be cleared by the Corporate Counsel.
If you contemplate a transaction, please provide a written request via e-mail to the Corporate
Counsel specifying the number of shares that you wish to purchase or sell before contacting
Merrill Lynch or taking any other step to initiate a transaction.

COMPLIANCE WITH SECTION 409A

To the extent applicable, the Plan shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986 and the Department of Treasury Regulations and other interpretive guidance issued hereunder (“Section 409A”). Notwithstanding any provision of the Plan to the contrary, it is intended that this Plan comply with Section 409A, and all provision of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with this Plan or any other plan maintained by the Company (including any taxes and penalties under Section 409A), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties.

In the event of any discrepancy between this Pro-Rata RPSU Overview and either the Plan or the provision under which the Plan is administered and governed by the Compensation Committee, the Plan and the determination of the Compensation Committee will govern, as applicable. This Overview is qualified in its entirety based on the determinations, interpretations and other decisions made within the sole discretion of the Compensation Committee.